Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Authentidate Holding Corp. on Form S-8 to be filed on December 7, 2017, of our report dated October 13, 2017, on our audit of the consolidated financial statements of Authentidate Holding Corp. and subsidiaries as of June 30, 2017, and for the year then ended, which report was included in the Annual Report on Form 10-K filed October 13, 2017. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ Rosenberg, Rich, Baker, Berman and Company

Somerset, New Jersey

December 7, 2017